                                                                     Exhibit 2.1

                            BUSINESS SALES AGREEMENT
                            ------------------------

                                August 21, 1997



     This BUSINESS SALE AGREEMENT (hereafter, this "Agreement") is made as of the 21st day of August, 1997, by and between Alphatec USA, Inc., a California corporation (including, unless otherwise specifically noted or unless the context otherwise requires, Digital Testing Services, Inc., collectively "SELLER"); and ISE Labs, Inc., a California corporation ("BUYER").


                              W I T N E S S E T H:


     WHEREAS, SELLER conducts the Contract Assembly Business (as such term is defined below) at the Facility (as such term is defined below), and the Integrated Circuit Test Business (as such term is defined below) at the Leased Premises (as such term is defined below) through its wholly owned subsidiary Digital Testing Services, Inc. ("DTS"); and

     WHEREAS, BUYER desires to acquire the Contract Assembly Business and the Integrated Circuit Test Business from SELLER, upon the terms specifically provided herein and in the exhibits attached hereto.

     NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged and agreed, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------


1.1  Definitions.  For purposes of this Agreement, the following terms shall
     -----------
     have the following meanings:

     1.1.1 "Business" shall mean the "Integrated Circuit Test Business" and the "Contract Assembly Business."

     1.1.2 "Integrated Circuit Test Business" shall mean the business of providing testing services performed by DTS.

     1.1.3 "Facility" shall mean Alphatec USA, Inc.'s facility in Manteca, California including the Land (as such term is defined in Section
            2.2.3 hereof).

     1.1.4 "Contract Assembly Business" shall mean the business of contract assembly of electronic devices into electronic packages.

     1.1.5 "Leased Premises" shall mean the building located at 3600 Peterson Way, Santa Clara, CA 95054.

     1.1.6 "Closing Date" shall be September 15, 1997 or when all conditions to Closing specified in Article 6 are satisfied or waived.

     1.1.7 "Inventory" shall mean the piece parts and materials, spare parts, office supplies, and other items used in the Contract Assembly Business and listed, and items of a character similar to those listed, on Schedule 1.1.7 and owned by SELLER on the Closing Date.


                                   ARTICLE 2
                               PURCHASE AND SALE
                               -----------------


2.1  Business Purchases.  On the Closing Date, BUYER shall purchase from SELLER,
     ------------------
     and SELLER shall sell, transfer, assign and convey to BUYER:

     2.1.1 the Contract Assembly Business, such purchase and sale to include the transfer to BUYER of the Purchased Assets (as such term is defined in Section 2.2 hereof) and the assumption by BUYER of the Assumed Liabilities (as such term is defined in Section 2.4 hereof), and

     2.1.2  all of the outstanding securities of DTS.

2.2  Purchased Assets.  The purchase of the Assembly Business shall include the
     ----------------
     transfer to BUYER of the following assets:

     2.2.1  Inventory:  all the Inventory located at the Facility;
            ---------

     2.2.2  Equipment:  the machinery and equipment of the Contract Assembly
            ---------
            Business as of the Closing Date and listed on Schedule 2.2.2 (the "Assembly Equipment");

     2.2.3  Land:  the real property owned by SELLER more particularly described
            ----
            in Schedule 2.2.3 hereof (the "Land"), together with all buildings and other real property improvements situated on the Land;

     2.2.4   Know-How:  the trade secrets, tradenames, know-how and other
             --------
             intellectual property and proprietary information of SELLER related to the Contract Assembly Business;

     2.2.5 any and all cash and bank accounts of SELLER and its subsidiary and affiliated companies;

     2.2.6 accounts and notes receivable (other than intercompany receivables) (for purposes of this Subsection 2.2.6, accounts and notes receivable shall mean those receivables applicable to services performed and/or product shipped by SELLER including DTS at any time prior to 12:01 a.m. on the Closing Date, and are referred to herein as the "Receivables");

     2.2.7 except for the suppliers contracts referred to in Section 2.3.3, all claims and rights under all agreements, contracts, licenses, leases, franchises, instruments, documents, purchase and sale orders and other executory commitments, and all permits, consents, and certificates of any regulatory, administrative or other governmental agency or body;

     2.2.8 all rights under express or implied warranties from suppliers of SELLER;

     2.2.9   all leasehold interests of SELLER listed on Schedule 2.2.9 hereto;

     2.2.10 all other assets of the Business not specifically referred to in this Section 2.2, other than the Excluded Assets; and

     2.2.11 all THREE HUNDRED FIFTY THOUSAND shares of the issued and outstanding shares of Common Stock of DTS.

(collectively the "Purchased Assets"; provided, however, that the Purchased Assets shall not include the Excluded Assets as such term is defined in Section
2.3 hereof). BUYER shall take delivery and possession of the Purchased Assets upon the Closing Date.

2.3  Excluded Assets.  Notwithstanding any other provision of this Agreement,
     ---------------
     SELLER shall not transfer to Buyer any of the following:

     2.3.1 any and all intercompany accounts receivables and payables of SELLER and its subsidiary and affiliated companies;

     2.3.2 all insurance policies of SELLER pertaining to the Purchased Assets and all rights of SELLER of every nature and description under or arising out of such insurance policies;

     2.3.3 all losses, carryovers and rights to receive refunds from suppliers or with respect to any and all taxes of SELLER including DTS of every nature and description, including interest payable with respect thereto;

     2.3.4 the books and records of account and all supporting vouchers, invoices and other records, and records and materials relating to any or all taxes of SELLER including DTS (provided that, following the Closing, SELLER shall grant BUYER access thereto during business hours on reasonable notice).

     If an asset of the Contract Assembly Business is not specifically listed as an Excluded Asset under Section 2.3 of this Agreement, it shall be deemed a Purchased Asset and shall be conveyed to Buyer pursuant to this Agreement.

2.4  Obligations.
     -----------

     2.4.1  Assumed Liabilities.
            -------------------

            2.4.1.1  Definition.  The Buyer covenants and agrees that it shall
                     ----------
            only assume those liabilities of Alphatec USA, Inc. (excluding DTS) that are specifically listed on Schedule 2.4.1.1 (the "Assumed Liabilities"). Alphatec USA, Inc. (excluding DTS) covenants to and agrees with BUYER that all other liabilities and obligations of Alphatec USA, Inc. (excluding DTS) shall remain the sole obligation of Alphatec USA, Inc. and BUYER shall not be responsible for any other liabilities and obligations of Alphatec USA, Inc. (excluding
            DTS) or any of its parents or other affiliates.

            2.4.1.2  Unfilled Orders.  Any orders for assembly or testing by
                     ---------------
            SELLER received or communicated in the ordinary course of business that had not been completed or shipped prior to 12:01 a.m. of the Closing Date, as listed on Schedule 2.4.1.2, shall be transferred to BUYER at the Closing and BUYER shall be responsible for filling such orders and shall be entitled to the revenues generated therefrom (including advance payments).

            2.4.1.3  Assignment and Assumption Agreement.  On the Closing Date,
                     -----------------------------------
            SELLER and BUYER shall execute an assignment and assumption agreement, substantially in the form of Exhibit 2.4.1.3 attached hereto (the "Assignment and Assumption Agreement"), as evidence to third parties of SELLER's assignment and transfer to BUYER of all of SELLER's right, title and interest to the Purchased Assets, and BUYER's assumption and agreement to thereafter fully and timely perform and discharge in accordance with their terms, the Assumed Liabilities.

     2.4.2  Liabilities and Obligations.  For the purposes of this Section 2.4,
            ---------------------------
            the term "liabilities and obligations" means all liabilities, obligations, indebtedness, losses, damages, deficiencies, or responsibilities, fixed or unfixed, now existing or hereafter arising, known or unknown, secured or unsecured, accrued, absolute, contingent or otherwise, whether caused by any action or failure to act, whether arising out of contract or tort (including negligence) or from any other cause.

2.5  Bill of Sale.  On the Closing Date, SELLER shall execute a bill of sale,
     ------------
     substantially in the form of Exhibit 2.5 hereto, conveying the Purchased Assets to BUYER ("Bill of Sale").

2.6  Land.  On the Closing Date, SELLER shall execute a deed, substantially in
     ----
     the form of Exhibit 2.6 attached hereto, conveying the Land to BUYER (the "Deed").

2.7  Stock.  On the Closing Date, SELLER shall deliver a stock certificate for
     -----
     350,000 shares of DTS Common Stock, duly endorsed to BUYER, representing all of the issued and outstanding shares of DTS.

2.8  Personnel; Employee Meetings.  From and after the date hereof,
     ----------------------------
     representatives of BUYER shall be entitled to hold an initial meeting with the employees of Seller upon reasonable notice to SELLER to explain and answer questions, policies and benefits of employment under BUYER. Thereafter, until the Closing, SELLER shall cooperate with BUYER in communicating to the employees any additional information concerning employment under BUYER that the employees may seek, or which BUYER may desire to provide, and during normal working hours shall allow such additional meetings by representatives of BUYER with employees as BUYER may request. SELLER shall be entitled to have one or more representatives attend all such meetings.


                                   ARTICLE 3
                                 PURCHASE PRICE
                                 --------------


3.1  Price.  Subject to the terms of this Agreement, as consideration for the
     -----
     Purchased Assets, BUYER shall pay SELLER THIRTY MILLION DOLLARS ($30,000,000) (the "Purchase Price").

3.2  Allocation.  The Purchase Price shall be allocated as mutually agreed upon
     ----------
     by BUYER and SELLER as set forth in Exhibit 3.2 attached hereto. Following the date hereof, the parties may modify Exhibit 3.2 by mutual written agreement. BUYER and SELLER agree to prepare their respective federal, state, local and foreign tax returns in a manner consistent with such allocation and Section 9.12.

3.3  Method of Payment.  The Purchase Price shall be paid in immediately
     -----------------
     available funds on the Closing Date.

3.4  Taxes.  BUYER shall pay all sales, use, transfer, registration, stamp, or
     -----
     other similar taxes or duties (collectively "Transfer Taxes") arising out of or incurred in connection with the transfers of Purchased Assets pursuant to this Agreement. Notwithstanding the foregoing, BUYER shall have no liability to SELLER with respect to any income taxes or any other taxes measured by the affairs of SELLER or SELLER's affiliates.


                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES


4.1  Of SELLER.  SELLER (which includes DTS) hereby represents and warrants to
     ---------
     BUYER as follows and agrees with BUYER that the following representations and warranties shall be true and correct on the Closing Date:

     4.1.1  SELLER Organization.  SELLER has been duly incorporated, and is
            -------------------
            validly existing as a corporation in good standing under the laws of the State of California and has the corporate power to carry on its business as now conducted and has full power and authority under such laws to execute, deliver and perform this Agreement. Alphatec USA, Inc. owns all of the shares of capital stock of DTS, free and clear of all liens. The SELLER does not have any subsidiaries, other than DTS. SELLER is not required to be qualified in any other jurisdiction and all of the assets of the Business are located in California.

     4.1.2  Corporate Authority.  SELLER has full power and authority to enter
            -------------------
            into this Agreement and the related agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Purchased Assets or delivered in accordance with this Agreement and agreements related hereto. No other proceedings on the part of SELLER or any affiliate are necessary to authorize this Agreement and the related agreements or to consummate the transactions contemplated hereby and thereby, except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"). All corporate actions have been taken by SELLER and each affiliated party that are necessary for the due authorization, execution and delivery of this Agreement and the performance of the obligations of SELLER hereunder. This Agreement constitutes the legal, valid, and binding obligation of SELLER, enforceable against SELLER in accordance with its terms, subject to any equitable principles limiting the right to obtain specific performance of certain obligations of SELLER hereunder. Except as provided in Schedule 4.1.2 hereto, the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby do not and will not violate any law, regulation, rule, injunction or court order, or the provisions of SELLER's Articles of Incorporation or By-Laws, or of any note, indenture, mortgage, lease, license agreement or other agreement or instrument to which SELLER or any affiliated party is party or by which SELLER or any affiliated party is bound or of which SELLER or any affiliated party is maker, or result in the creation of any lien, charge or encumbrance upon the Purchased Assets or any asset of DTS to be sold hereunder.

     4.1.3  Land.  Alphatec USA, Inc. is the owner of the Land in fee simple,
            ----
            except for (i) easements that are a matter of public record, (ii) liens for taxes not yet due and payable and listed on Schedule 4.1.3, and (iii) any items listed on Schedule 4.1.3 attached hereto.

     4.1.4  Consents.  Except as provided in Schedule 4.1.4, attached hereto, no
            --------
            consent, approval, waiver, license, authorization or declaration of, or filing or registration with, any person, firm, corporation or other entity, including, without limitation, any lender, mortgagee, governmental authority, bureau or agency is required in connection with the execution, delivery and performance by SELLER of this Agreement or the consummation of the transactions contemplated hereby, except for HSR.

     4.1.5  Litigation.  Other than complaints and threats of litigation
            ----------
            received from time to time from customers of SELLER, each of which is listed on Schedule 4.1.5, and as otherwise specifically provided in Schedule 4.1.5 hereto, to the best of the knowledge of the officers of SELLER, SELLER is not in violation of, or in default with respect to, any order, judgment or decree affecting the Business or the Purchased Assets that would materially impair the ability of BUYER to conduct the Business following the Closing Date, nor is it required to take remedial action in order to avoid such violation or default. There is no claim, investigation, litigation, action, suit, or proceeding, administrative or judicial, pending or threatened against SELLER or any officer or director of SELLER, or involving the Purchased Assets or assets of DTS, at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise. SELLER has not received any complaints from any of its customers or suppliers within the last six months, which complaints could reasonably be expected individually or in the aggregate, to have a potential adverse effect on the Business, Purchased Assets, prospects, operations, employee relations, rights or condition of the SELLER.

     4.1.6  Leases.  Schedule 4.1.6 contains a complete and correct list of all
            ------
            material leases under which SELLER is a party used in connection with the Business. For purposes of this Section 4.1.6 a "material" lease is a lease which provides for the payment of annual rent of $50,000 or more. SELLER has made, or will make, available to BUYER a complete and correct copy of each lease set forth in Schedule 4.1.6 and each such lease is in full force and effect. All rents and additional rents due to date on each such lease have been paid except as disclosed in Schedule 4.1.6 and, in the case of the lease of real property, the lessee has had quiet enjoyment of the premises since the commencement of the original term of such lease.

     4.1.7  Employee Benefit Plans.  Schedule 4.1.7 contains a true and complete
            ----------------------
            list of each plan contract, program and arrangement evidencing an employee benefit plan maintained, contributed to, or required to be contributed to, by SELLER (and any other entity that is under common control or affiliated with SELLER (an "ERISA Affiliate") within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1984, as amended ("ERISA") and the rules and regulations promulgated thereunder and/or Sections 414(b), (c), (m) or (l) of the Internal Revenue Code of 1986, as amended the ("Code"), and the rules and regulations promulgated thereunder) for the benefit of any employee, director or agent employed, or retained with respect to the Contract Assembly Business in the United States ("Plan Beneficiaries"), whether or not any of the foregoing is funded, whether or not required by law, whether formal or informal, whether or not subject to ERISA, and whether or not legally binding (collectively, the "Benefit Plans"). SELLER has no formal plan or commitment, whether legally binding or not, to create any additional plan with respect to the Business or modify or change any existing Benefit Plan that would affect any Plan Beneficiary, except as required by applicable law, including the Tax Reform Act of 1986, as amended ("TRA"). SELLER has delivered to BUYER (i) true and complete copies of all documents embodying or relating to the Benefit Plans, all amendments to the Benefit Plans, and any trust or other funding arrangement, and (ii) a copy of the most recent summary plan description relating to each such Benefit Plan.

     4.1.8  Absence of Certain Changes and Events.  Since December 31, 1996,
            -------------------------------------
            there has not been any material adverse change in the financial condition, results of operation, assets, liabilities, business, or prospects of SELLER or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

     4.1.9  Undisclosed Liabilities.  There are no debts, liabilities or
            -----------------------
            obligations with respect to SELLER or to which the Purchased Assets or assets of DTS are subject, liquidated, unliquidated, accrued, absolute, contingent, or otherwise, that are not specifically identified in Schedule 2.4.1.1 or have been retained by SELLER.

     4.1.10  Inventory; Accounts Receivable.  All Inventory of Alphatec USA,
             ------------------------------
             Inc. and all items to be delivered to Alphatec USA, Inc. or have been retained by SELLER for Inventory after the Closing that are subject to purchase commitments outstanding at the Closing, consist of items that are or upon delivery will be good and merchantable and of a quality and quantity presently usable and saleable in the ordinary course of business. All of the Receivables are good and fully collectible in the ordinary course of business and there are no claims, setoffs or counterclaims in existence with respect thereto.

     4.1.11  Properties.  SELLER has good, valid and marketable title to all
             ----------
             property and Purchased Assets and assets of DTS, tangible and intangible, purported to be owned by it, including the property and Purchased Assets and assets of DTS reflected on the SELLER Financial Statements (as defined in Section 4.1.27 herein). All such property and Purchased Assets and assets of DTS purported to be owned by SELLER are free and clear of all mortgages, liens, charges, security interests or other encumbrances of any nature whatsoever. All property and Purchased Assets and assets of DTS, including machinery and equipment, owned, leased or otherwise used by the SELLER are in good operating condition and repair, reasonable wear and tear excepted, and are suitable and adequate for use in the ordinary course of business and conform in all material respects to all applicable laws. All leases are binding, valid and enforceable in accordance with their terms subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and there are no current defaults or events which have occurred with which the giving of notice or lapse of time or both would constitute a material default under any lease. After the Closing, BUYER will be entitled to the continued use and possession of the leased property by it, for the terms specified in such leases and for the purposes for which such property is used. There is no pending or threatened condemnation or similar proceeding affecting any of the real property owned or leased by SELLER.

     4.1.12  Taxes.
             -----

             4.1.12.1 All Taxes (as hereinafter defined) due or payable by SELLER, and all interest and penalties thereon, whether disputed or not, other than Taxes which are not yet due and payable, have been paid in full. All Tax returns, statements, reports, forms and other documents required to be filed in connection therewith have been duly and timely filed (and no extension of any filing date applicable thereto has been requested or granted) and were correct and complete in all respects. All deposits required by law to be made by SELLER with respect to employees' with holding taxes have been duly made. SELLER is not delinquent in the payment of any Tax, assessment or governmental charge or deposit, and SELLER does not have any Tax deficiency or claim currently pending, outstanding or asserted against it, and there is no basis for any such Tax deficiency or claim. There is no audit currently pending regarding any Taxes and SELLER has not extended the period in which any Tax could be assessed or collected.

          4.1.12.2 No Tax is required to be withheld pursuant to Section 1445 of the Internal Revenue Code as a result of the transfers contemplated by this Agreement, and SELLER is not a person other than a United States person within the meaning of the Code. There are no liens for Taxes upon the Purchased Assets and assets of DTS except liens for current immaterial amounts of Taxes not yet due. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of SELLER that, individually or collectively, could give rise to the payment by SELLER of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the assets (including the Purchased Assets) of SELLER (i) is property that is required to be treated as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406, or of Subchapter A of Chapter 3 of the Code or of any other provision of law in any jurisdiction.

          4.1.12.3 No governmental entity (a "Taxing Authority") responsible for the imposition of any Tax (domestic or foreign) has asserted jurisdiction to impose any Taxes upon SELLER.

          4.1.12.4 There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of SELLER that, individually or collectively, could give rise to the payment by SELLER of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the assets (including the Purchased Assets) of SELLER (i) is property this is required to be treated as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
                    Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under
                    Section 103(a) of the Code or (iii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406, or of Subchapter A of Chapter 3 of the Code or of any other provision of law in any jurisdiction. The SELLER is not and has never been a member of a group permitted or required to file consolidated Tax returns and is not party to any agreement relating to the payment or sharing of liability for Taxes. SELLER has not filed a consent under Section 341(f) of the Code.

          4.1.12.5 For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

  4.1.13  Compliance with Laws. SELLER has complied and is in compliance with
          --------------------
          all applicable foreign, federal, state, and local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions applicable to the Business where the failure to so comply could have a material adverse effect on the results of operations or financial condition of SELLER, the Business or the Purchased Assets. SELLER has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from foreign, federal, state, and local government regulatory bodies necessary to carry on the

              Business as currently conducted, all of which are currently valid and in full force and effect. All such licenses, permits, authorizations, and approvals shall be transferred to BUYER effective as of the Closing, and shall be valid and in full force and effect to the same extent as if SELLER were continuing operation of the Business. To the best of SELLER's knowledge, there is no order issued, investigation, or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental agency or instrumentality applicable to the Business.

     4.1.14   [Intentionally Omitted].

     4.1.15   Contracts and Commitments.
              -------------------------

              4.1.15.1 Set forth on Schedule 4.1.15.1 is a list of all outstanding contracts, whether or not in writing, to which SELLER is a party or to which any of the Purchased Assets or DTS assets are subject that may: (i) involve obligations (contingent or otherwise) of, or payments to, SELLER in excess of $25,000; (ii) involve agreements (written or unwritten) with suppliers and customers of SELLER; (iii) involve the license of any proprietary rights to or from SELLER; (iv) contain provisions restricting and/or affecting the development, manufacture, or distribution of the SELLER's products or services; (v) relate to any aspect of the Business of SELLER in which any other person who was or is an officer, director, or employee of SELLER (or any person, firm, partnership, trust, or corporation affiliated with any such persons or any family members of such persons) have a material interest; or (vi) involve agreements (written or unwritten) on which the Business is materially dependent.

              4.1.15.2 SELLER has performed all of its obligations under the terms of each such contract, and is not in default thereunder. No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such contract, where such default by any party could have an adverse impact on the results of operations or financial condition or prospects of SELLER, the Business or the Purchased Assets. Each such contract is valid and binding on all parties thereto and in full force and effect. SELLER has received no notice of default, cancellation, or termination in connection with any such contract.

     4.1.16  Assets.  The Purchased Assets include all intellectual property,
             ------
             inventory and all other property in which SELLER has any right, title and interest. The Purchased Assets include all the assets necessary to operate the Business in the same manner as the Business was operated by SELLER prior to the Closing. The Purchased Assets are suitable for the purpose or purposes for which they are being used, are in good operating condition and in reasonable repair, and free from any known defects, except such minor defects as do not interfere with the continued use thereof. Each tangible Purchased Asset has been serviced and maintained in accordance with customary industry practices. Subject to normal wear and tear, such plants, facilities, machinery, and equip ment are capable of and are producing sound and merchantable products.

     4.1.17  [Intentionally Omitted].

     4.1.18  No Conflict or Default.  Neither the execution and delivery of this
             ----------------------
             Agreement or the related agreements, nor compliance with the terms and provisions hereof and thereof, including without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation, or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of SELLER, as presently in effect, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which SELLER is a party or by which it or any of the Purchased Assets or assets of DTS are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

     4.1.19  Labor Relations.
             ---------------

             4.1.19.1 With respect to the Business, SELLER has complied with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

             4.1.19.2 There are no labor controversies pending or threatened between SELLER and any of its employees.

             4.1.19.3 SELLER has never entered into a collective bargaining agreement or other labor union contract relating to the Business and applicable to the employees.

             4.1.19.4 There are no written employment or separation agreements, or oral employment or separation agreements other than those establishing an "at-will" employment relationship between SELLER and any of the employees, except as set forth in Schedule 4.1.19.4.

     4.1.20  Environmental Matters.  SELLER: (i) has obtained all applicable
             ---------------------
             permits, licenses and other authorizations which are required under foreign, federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by SELLER (or its agents); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorization, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgement, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from SELLER's (or any of its agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material waste; (iv) has taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by SELLER (or any of its agents) thereunder; and (v) is not aware of any contaminated soil or groundwater at any of the properties owned or operated, leased or previously owned or leased by SELLER. SELLER has disclosed to BUYER in writing (i) all permits relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by SELLER (or its agents) its holds as of the date hereof, and (ii) all documents relating to tests previously conducted or to be conducted in the future for potential contamination at any of SELLER's facilities, whether owned or leased, including soil and water tests.

4.1.21  Miscellaneous.
        -------------

        4.1.21.1 SELLER is (and following the Closing shall remain) solvent, generally able to pay its debts as they become due and in a position where SELLER has reasonably sufficient working capital compared to SELLER's business plans, needs, and expectations. In making this representation, SELLER acknowledges that it is using such terms and financial standards in every sense in which such terms and standards are used in the Bankruptcy Code (Title 11 of the United States
                  Code) and in the Uniform Fraudulent Transfer Act and Uniform Fraudulent Conveyance Act, as in effect in each applicable jurisdiction.

        4.1.21.2 The consideration received by SELLER at the Closing is reasonably equivalent to the value of the Purchased Assets and the obligations of SELLER to BUYER in this Transaction. BUYER has received no notice, knowledge or reason for inquiry from SELLER (or, to the best of SELLER's knowledge and belief, anyone else) of any information, fact, condition, event or matter to contrary to such representations or otherwise inconsistent with BUYER's good faith belief that BUYER is paying in the ordinary and normal course of business a fair and reasonable price for such Purchased Assets and obligations.

Without limiting the generality of the foregoing, SELLER acknowledges that the risk factors affecting the pricing of the Purchased Assets were independent of SELLER's financial condition and circumstances, and BUYER did not unduly or unfairly take advantage of SELLER's desire to sell the Purchased Assets. In all respects, BUYER has conducted itself in good faith and consistent with commercially reasonable standards for buyers in regularly conducted and commercially reasonable sales.

        4.1.22  Proprietary Rights.
                ------------------

                4.1.22.1 SELLER owns all right, title and interest in and to or is exclusively licensed or is otherwise entitled to exercise, without restriction, all rights to all patents, trademarks, trade names, service marks, copyrights, mask works, trade secrets and other intellectual property rights, and any applications or registrations therefor, and all inventions, mask work layouts, net lists, source code, object code, schematics, technical drawings, technology, know-how, processes, formulas, algorithms, computer software programs, documentation, and all other tangible and intangible information or material in any form, used or currently proposed to be used in the Business or which form part of the Purchased

                          Assets, without any conflict with or infringement of the rights of others and free and clear of any liens, encumbrances or security interests (collectively, the "Intellectual Property Rights") and has the right to use, sell, license, assign, transfer, convey or dispose thereof or the products, processes and materials covered thereby.

                4.1.22.2 No person has asserted or threatened to assert any claims with respect to the Intellectual Property Rights (i) contesting the right of SELLER to use, exercise, sell, license, transfer or dispose of any of the Intellectual Property Rights or any products, processes or materials covered thereby or (ii) challenging the ownership, validity or enforceability of any of the Intellectual Property Rights.

        4.1.23  Certain Payments. In connection with the Business, SELLER has
                ----------------
                not and no person directly or indirectly on behalf of it has made or received any payment that was not legal to make or receive.

        4.1.24  Books and Records. The books and records of SELLER to which
                -----------------
                BUYER and its accountants and attorneys have been given access are the true books and records of SELLER and truly and fairly reflect the underlying facts and transactions in all material respects.

        4.1.25  Complete Disclosure. The copies of all instruments, agreements,
                -------------------
                other documents and written information delivered by SELLER to BUYER or its accountants or counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by SELLER in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by them or its representatives to BUYER pursuant hereto or the related agreements in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

        4.1.26  Customers and Suppliers. DTS is not aware nor has any reason to
                ------------------------
                believe that any of DTS' ten largest customers during the twelve months ended July 31, 1997 (determined on the basis of both revenues and bookings during such period) has terminated, or intends to materially reduce or terminate, the amount of its business with DTS, and DTS has no reason to believe that such termination or alteration would occur as a result of the consummation of the transactions contemplated by this Agreement or the related agreements.

        4.1.27  Financial Statements. SELLER has furnished to BUYER a complete
                --------------------
                and accurate copy of its audited consolidated balance sheet as of December 31, 1994, December 31, 1995 and December 31, 1996 and its audited consolidated statement of operations, cash flow and shareholders' equity for each of its fiscal years ended December 31, 1994, 1995, and 1996 (collectively, the "SELLER Audited Financial Statements"). The SELLER Audited Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly present the consolidated financial position of SELLER as and at the dates thereof and SELLER's consolidated results of operations and cash flows for the periods then ended. The notes to the SELLER Audited Financial Statements as at and for each such period set forth in reasonable detail SELLER's accounting policies, principles and methods. SELLER has furnished to BUYER a complete and accurate copy of Alphatec USA, Inc.'s (including
                DTS) and DTS's on a stand alone basis, their respective unaudited balance sheet as of June 30, 1997 and their respective unaudited statement of operations, cash flow and shareholders' equity for the six months ended June 30, 1997 and has furnished to BUYER a balance sheet and statement of operations for Alphatec USA, Inc. (excluding DTS) as of July 31, 1997 (collectively, the "SELLER Unaudited Financial Statements" and collectively with the SELLER Audited Financial Statements, the "SELLER Financial Statements"). The Company's revenue recognition policies comply with GAAP and no current or former customer has the right to return any products to the Company or has any right of set off or counterclaim against the Company. The SELLER Financial Statements have been prepared in accordance with GAAP consistently applied, except for the absence of footnotes, and fairly present the financial position of SELLER and each such entity individually and collectively as and at the dates thereof and SELLER's and each such entity's consolidated results of operations and cash flows for the periods then ended.

4.2  Of BUYER.  BUYER hereby represents and warrants to SELLER as follows and
     --------
     agrees with SELLER that the following representations and warranties shall be true and correct on the Closing Date:

     4.2.1  BUYER Organization.  At the Closing date BUYER will be duly
            ------------------
            incorporated and will be validly existing as a corporation in good standing under the laws of the State of California, will have the corporate power to carry on its business as now conducted and will have full power and authority under such laws to execute, deliver and perform this Agreement.

     4.2.2  Corporate Authority. On or prior to the Closing Date, all corporate
            -------------------
            actions will have been taken by BUYER that are necessary to the due authorization or ratification of the execution and delivery of this Agreement and the performance of the BUYER hereunder. This Agreement constitutes the legal, valid and binding obligation of BUYER, enforceable against BUYER in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of BUYER hereunder. Except as required by BUYER's lenders, the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any law, regulation, rule, injunction or court order, or the provisions of BUYER'S Articles of Incorporation or By-Laws, or of any note, indenture, mortgage, lease license agreement or other agreement or instrument to which BUYER is a party or by which any of them is bound or of which any of them is maker.

     4.2.3  Consents.  Except for any filing that may be required under HSR or
            --------
            as required by BUYER'S lenders, no consent, approval, waiver, license, authorization or declaration of, or filing or registration with, any person, firm, corporation or other entity, including, without limitation, any lender, mortgagee, governmental authority, bureau or agency is required in connection with the execution, delivery and performance by BUYER of this Agreement or the consummation of the transaction contemplated hereby or thereby, except under the HSR Act.


                                   ARTICLE 5
                        CLOSING/PREPARATION FOR CLOSING
                        -------------------------------


5.1  Closing Date.  Subject to Article 6 hereof, the closing of the transactions
     ------------
     contemplated by this Agreement (the "Closing") shall be held at the offices of SELLER at the LEASED PREMISES at 11:00 a.m. on the Closing Date, or at such other time as may be mutually agreed to by the parties, unless the date for the Closing is extended by mutual agreement of the parties (the "Closing Date").

5.2  From the date of this Agreement until the Closing Date:

     5.2.1  BUYER'S Access to Premises and Information.  In order that BUYER may
            ------------------------------------------
            have full opportunity to make such investigation as it shall desire concerning the Business and the Purchased Assets, SELLER shall make available management personnel familiar with the conduct of the Business and the Purchased Assets and BUYER and its counsel, accountants and other representatives shall be afforded access during normal business hours to the properties, books, accounts, records, contracts and other documents of SELLER relating the Business and the Purchased Assets and the Assumed Obligations, wherever located and shall be permitted to make abstracts from and copies of such books and records and documents. Prior to the Closing and if, for any reason the transactions contemplated by this Agreement are not consummated, thereafter until September 30, 2002, BUYER agrees that it will not disclose to any third person (other than its advisers or investors or lenders in respect of this transaction) or use for its own benefit any nonpublic confidential information relating to the Business that SELLER may have acquired during the course of its investigation and examination of the Business, whether acquired prior to or after the execution of this Agreement; provided, however, that nothing herein shall prohibit disclosure of
            --------  -------
            information (i) generally known to the public, or which becomes generally known to the public other than through a violation of this Agreement, (ii) in the possession of BUYER, or (iii) coming into the possession of BUYER will promptly return or destroy and cause its representatives to return or destroy any property, books, records or papers of SELLER and all abstracts and copies thereof which any of them may have in its possession. Because the breach or attempted or threatened breach of the obligations under this Section 5.2.1 will result in immediate and irreparable injury to SELLER for which SELLER will not have an adequate remedy at law, SELLER shall be entitled, in addition to all other remedies, to a decree of specific performance of this covenant and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

     5.2.2  Conduct of Business in Ordinary Course.  SELLER shall cause the
            --------------------------------------
            Business to be operated in the ordinary course, consistent with past practice, except as may be consented to in writing by BUYER.

     5.2.3  Consents.  SELLER shall use its best efforts to obtain all consents
            --------
            of and authorizations by third parties and to make all filings with and give all notices to third parties that may be necessary or required in order to consummate the sale of the Purchased Assets, and shall take such additional actions as BUYER may request to cooperate so that the transactions contemplated by this Agreement may be expeditiously consummated.

     5.2.4  Other Discussions.  From the date hereof until the Closing, SELLER
            -----------------
            shall not, nor shall any of its representatives or affiliates on its behalf, discuss, communicate or negotiate with any other party, concerning the possible disposition of the Business or the Purchased Assets or the assets of DTS or of SELLER. If SELLER or any such representatives receives any inquiries from another party relating to any proposed disposition of the Business or the Purchased Assets following the date hereof, SELLER shall promptly (a) advise such party that SELLER is not entitled to enter into any such discussions or negotiations and (b) notify BUYER in writing of such inquiry. SELLER understands that BUYER is relying on this covenant in entering into this

            Agreement and that BUYER is expending significant funds in order to purchase the Purchased Assets.

     5.2.5  Bulk Transfer Laws.  SELLER shall comply with the California Uniform
            ------------------
            Commercial Code - Bulk Transfers and any other applicable state bulk transfer laws (collectively, the "Bulk Sales Provisions"), if required, prior to the Closing and shall provide BUYER with written documentation of such compliance. If SELLER cannot timely comply with such bulk sales laws requirements BUYER hereby agrees to waive compliance with such laws and SELLER agrees to indemnify and hold BUYER's Indemnitees (as defined) harmless which they may suffer or incur by virtue of such non-compliance. Such indemnification shall survive the Closing and shall not be subject to the limitations on the amount of indemnification or duration provided in Article 8 hereof.

     5.2.6  Purchase or Retirement of Bank Debt.  Prior to Closing, the BUYER
            -----------------------------------
            shall have the right, in its sole discretion, to purchase or retire up to all of the debt of SELLER owed to Silicon Valley Bank, Comerica/California and Comerica/International. Any and all amounts so purchased or retired by BUYER reduce the Purchase Price on a dollar-for-dollar basis. SELLER agrees to cooperate and enter into any agreements necessary to give effect to the foregoing covenant.

     5.2.7  Exhibits and Schedules to Agreement.  BUYER and SELLER shall each
            -----------------------------------
            deliver to the other their respective Exhibits and Schedules contemplated by this Agreement within eight days after executing this Agreement. SELLER's Exhibits and Schedules must be in a form reasonably satisfactory to BUYER, or BUYER shall have the right to terminate this Agreement without liability or obligation.


                                   ARTICLE 6
                             CONDITIONS TO CLOSING
                             ---------------------


6.1  BUYER.  The obligations of BUYER to close shall be subject to the
     -----
     satisfaction, or the waiver in writing by BUYER, on or prior to the Closing Date, of all of the following conditions:

     6.1.1  Deed.  BUYER shall have received the Deed, executed by SELLER.
            ----

     6.1.2  Bill of Sale.  BUYER shall have received the Bill of Sale, executed
            ------------
            by SELLER.

     6.1.3  Assignment and Assumption.  BUYER shall have received the Assignment
            -------------------------
            and Assumption Agreement, executed by SELLER.

     6.1.4  Representations and Warranties.  The representations and warranties
            ------------------------------
            of SELLER contained in this Agreement shall be correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made at the Closing; and each and all of the covenants to be performed by SELLER on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

     6.1.5  No Liens.  The Purchase Assets, the assets of DTS and the Business
            --------
            shall be delivered to BUYER free and clear of all material liens, encumbrances, claims and the like.

     6.1.6  Performance of Agreement.  All covenants, conditions, and other
            ------------------------
            obligations under this Agreement and the related agreements which are to be performed or complied with by the SELLER, including Board of Directors and stockholder approval, shall have been fully performed and complied with at or prior to the Closing.

     6.1.7  No Material Adverse Change.  There shall have been no material
            --------------------------
            adverse change in the financial condition, business, or properties of SELLER which materially and adversely affects the conduct of the Business as presently being conducted or the financial condition, business, or properties of SELLER since June 30, 1997.

     6.1.8  Absence of Governmental or Other Objection.  There shall be no
            ------------------------------------------
            pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing and any applicable waiting period under any applicable federal law shall have expired.

     6.1.9  Evidence of Title.  BUYER shall have received evidence, at or prior
            -----------------
            to the Closing, satisfactory to it of SELLER's title to all of the Purchased Assets and right to fully convey all Purchased Assets free and clear of any lien, encumbrances or restrictions on transfer.

     6.1.10 HSR Act.  Any waiting period (and any extension thereof) applicable
            -------
            to the consummation of the sale of Purchased Assets under HSR shall have expired or been earlier terminated.

     6.1.11  FIRPTA.  BUYER shall have received a properly executed Foreign
             ------
             Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory to BUYER.

     6.1.12  Assets.  On the date of Closing, SELLER shall have at least
             ------
             $5,000,000 of fully and readily collectible accounts receivable and cash and cash equivalents on hand and shall provide to BUYER a Closing Date balance sheet indicating such amount.

     6.1.13  Evidence of Debt Extinguishment.  BUYER shall have received
             -------------------------------
             satisfactory written evidence that all intercompany accounts between SELLER and parent and SELLER and Alphatec Electronics Corporation have been properly eliminated and that any net intercompany receivables owing to Alphatec and DTS by their corporate parent or affiliate shall be properly recorded.

     6.1.14  BUYER Board Approval.  The Board of Directors of BUYER shall have
             --------------------
             approved the transactions contemplated by this Agreement.

     6.1.15  Environmental Reports.  BUYER shall have received environmental
             ---------------------
             reports prepared by a firm reasonably acceptable to BUYER, such reports to be in form and substance acceptable to BUYER. The costs and expenses of such reports and the associated investigation and testing shall be borne by SELLER.

     6.1.16  Employment Agreements.  Each of Sassan Raissi, Mike Sarvian, Tom
             ---------------------
             Knecht and Del Gilliam shall have executed and delivered new employment and non-competition agreements with DTS (each an "Employment Agreement"). The terms of each Employment Agreement shall provide, among other things, that (i) such agreement supersedes and replaces all prior agreements between such employee and DTS with respect to employment and compensation matters and
             (ii) such employee releases and discharges DTS and ISE with respect to any claims with respect to compensation, including, without limitation, salary, bonuses, profit sharing and vacation accruals.


6.2  SELLER.  The obligations of SELLER to be performed at the Closing shall be
     ------
     subject to the satisfaction, or the waiver in writing by SELLER, on or prior to the Closing Date of all of the following conditions:

     6.2.1  Payment.  SELLER shall have received payment of the Purchase Price
            -------
            specified in Section 3.1.

     6.2.2  Assignment and Assumption.  SELLER shall have received the
            -------------------------
            Assignment and Assumption Agreement, executed by BUYER.

     6.2.3  Representations and Warranties.  The representations and warranties
            ------------------------------
            of BUYER contained in this Agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made at the Closing Date, and each and all of the covenants to be performed by BUYER on or before the Closing Date pursuant to the terms hereof shall have been duly performed.


                                   ARTICLE 7
                                   COVENANTS


7.1  Additional Documentation.  At any time and from time to time after the
     ------------------------
     Closing Date, at BUYER's reasonable request and without further monetary consideration, SELLER will execute and deliver such other instruments of conveyance and transfer as BUYER reasonably may require more effectively to convey to, transfer to, and vest in BUYER, or to put BUYER in possession of, any or all of the assets and properties intended to be transferred, conveyed or assigned to BUYER pursuant to the provisions of this Agreement.

7.2  Assumption of Obligations.  To the extent that any of the commitments,
     -------------------------
     leases, purchase orders and contracts of the Business are not assignable without the consent of another party and are "Assumed Liabilities," SELLER and BUYER each agree to use reasonable efforts to obtain such consent to the assignment hereof to BUYER. If such consent shall not be obtained for any such commitments, leases, purchase orders or contracts, SELLER and BUYER shall make suitable arrangements, without cost to SELLER, whereby BUYER may nevertheless enjoy the benefits and rights of SELLER, and perform the obligations of SELLER, thereunder.


                                   ARTICLE 8
                                INDEMNIFICATION
                                ---------------


8.1  SELLER'S Indemnification.
     ------------------------

     8.1.1 SELLER agrees to indemnify and hold harmless BUYER, its affiliates and its officers, directors, employees and agents, successors and assigns (each a BUYER's Indemnitee" and collectively the "BUYER's Indemnitees") from any and all damages (including punitive damages), loses, expenses (including, without limitation, court costs, arbitration fees and attorneys' fees and expenses of investigation and all payments made pursuant to any agreement or legal requirement to indemnify, hold harmless or exonerate any person), claims (including amounts paid in settlement), demands, suits, causes of action, proceedings, judgments, fines, penalties and other liabilities or obligations of any nature (including costs relating to the enforcement of this Article 8, contingent or non-contingent, liquidated or unliquidated, direct or indirect) (collectively, "Losses"), incurred or sustained by or asserted against any of the BUYER's Indemnitees with respect to or arising out of: (i) the failure or breach of any of the SELLER's representations and warranties made in Section 4.1 hereof to be true and correct in all respects as of the Closing Date; (ii) the SELLER's failure or refusal or inability to pay for all liabilities and obligations of SELLER, other than the Assumed Liabilities that BUYER has agreed to assume pursuant to Section 2.4 of this Agreement; and (iii) the breach of or failure by SELLER to observe or perform any obligation, covenant or agreement of SELLER under this Agreement; provided, however, that no
                                                     --------  -------
           BUYER's Indemnitee shall be entitled to indemnification for Losses under the provisions of this Section 8.1 unless and until the aggregate amount of all Losses of the BUYER's Indemnitees as a group under Section 8.1 shall have exceeded $100,000 in the aggregate, in which event the BUYER's Indemnitees in the aggregate shall be entitled to such indemnification only for all Losses in excess of such amount. The indemnification obligations of SELLER for a breach of its representations and warranties under this Section 8.1 shall survive the Closing for a period of three (3) years after the Closing.

    8.1.2 Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party to this Agreement, all representations, warranties, obligations, covenants, and agreements of SELLER shall survive the execution, delivery, and performance of this Agreement, unless otherwise specifically set forth in this Agreement to the contrary. No investigation made by or on behalf of BUYER with respect to SELLER shall be deemed to affect BUYER's reliance on the representations, warranties, covenants and agreements made by SELLER contained in this Agreement and shall not be a waiver of BUYER's rights to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of SELLER's representations, warranties, covenants or agreements under this Agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to a party in the event of fraud relating to the representations, warranties, agreements or covenants made by any other party in this Agreement. SELLER shall have liabilities and obligations for Losses with respect to claims submitted or notice of claims provided during the time period of survivability of the specific representation, warranty, covenant or agreement as set forth herein. Notwithstanding the expiration date of the representations, warranties, covenants and agreements set forth herein, if BUYER shall notify SELLER with respect to the submission of a claim during the time period of survivability of such representation, warranty, covenant or agreement,

           SELLER's liability or obligation for Losses shall continue in full force and effect until settled to the other party's satisfaction with respect to those claims timely made.

8.2  BUYER's Indemnification.  BUYER agrees to indemnify and hold harmless
     -----------------------
     SELLER, its affiliates and its officers, directors, employees and agents, successors and assigns (each a SELLER's "Indemnitee" and collectively, "SELLER's Indemnitees") from all Losses incurred or sustained by or asserted against any of SELLER's Indemnitees with respect to or arising out of: (i) the failure of the BUYER's representations to be true and correct in all material respects as of the Closing Date, provided, however, that
                                                      --------  -------
     SELLER's Indemnitees shall be entitled to indemnification for Losses under this Section 8.2: (i) only if and when, and to the extent that, such Losses exceed $100,000 in the aggregate, in which event the BUYER's indemnitees in the aggregate shall be entitled to such indemnification only for all Losses in excess of such amount; (ii) the Assumed Liabilities; and (iii) the breach of or failure to observe or perform any obligation of BUYER required under this Agreement and the agreements contemplated hereby. The indemnification obligations of BUYER pursuant to this Section 8.2 shall survive the Closing as follows: With respect to clause (i), for three years thereafter, and with respect to clauses (ii) and (iii), until such time as the applicable statute of limitation has expired.

8.3  Notice and Defense.  Any party or parties seeking indemnification under
     ------------------
     this Article 8 (collectively, the "Indemnitee") shall, on each occasion that indemnification is sought, give prompt written notice within the prescribed survival period for such indemnification, of any claim, suit or demand that the Indemnitee believes will or may give rise to indemnification hereunder to BUYER, on behalf of all BUYER's Indemnitees, on the one hand, or to SELLER, on behalf of all SELLER's Indemnitees, on the other hand (the person to whom such notice of claim is given being referred to herein as the "Indemnitor"). Except as hereinafter provided, the Indemnitor shall be obligated to defend and to direct the defense against such claim, suit or demand, in its name or in the name of the Indemnitee at the Indemnitor's expense and with counsel of the Indemnitor's own choosing and, so long as the Indemnitor is conducting such defense, the Indemnitee shall not without the Indemnitor's written consent settle or compromise or by affirmative action extend the statue of limitations with respect to, and the Indemnitor shall have the right to settle or compromise, any such claim, suit or demand; provided, however, that the
                                                 --------  -------
     Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any claim or consent to any entry of judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such claim, in form and substance reasonably satisfactory to the Indemnitee. The Indemnitee shall, at the Indemnitor's expense, cooperate in the defense of any such claim, suit or demand. If the Indemnitor, within a reasonable time after notice of a claim, fails to defend the Indemnitee, the Indemnitee shall be entitled to undertake the defense of, and to compromise or settle such claim at the expense of and for the account and risk of the

     Indemnitor, utilizing counsel of the Indemnitee's own choosing. No right or remedy conferred in this Article 8 is intended to be exclusive of any right or remedy available, now or hereafter, at law or in equity or otherwise, to the parties hereto.


                                   ARTICLE 9
                                 MISCELLANEOUS
                                 -------------


9.1  Cost.  All costs and expenses, including attorneys' fees, incident to this
     ----
     Agreement and the transactions contemplated herein shall be paid by the party who incurred the same, whether or not the transactions contemplated herein or therein are consummated. The parties hereto respectively represent and warrant that they have not dealt in any manner with a broker, agent or finder as regards the transaction set forth in this Agreement, except the BUYER has retained two agents.

9.2  No Third-Party Benefit.  The agreements contained herein are solely for the
     ----------------------
     benefit of the parties hereto. No party, including employees, other than such corporations and natural person and their respective permitted assigns, shall be entitled to reply on this Agreement for any purpose.

9.3  Headings.  The titles of the Articles and sections of this Agreement are
     --------
     for convenience of reference only and are not to be considered in construing this Agreement.

9.4  Entire Agreement.  This Agreement and any documents specifically referred
     ----------------
     to herein constitute the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements.

9.5  Modification/Waiver.  SELLER and BUYER may by subsequent written agreement,
     -------------------
     with each party acting at its sole and absolute discretion: (i) extend the time for the performance of any of the obligations or other acts of the parties here; (ii) waive any inaccuracies in the representations contained in this Agreement; (iii) waive compliance with or modify any of the covenants contained in this Agreement; (iv) waive or modify performance of any of the obligations of any of the parties hereto; and (v) otherwise amend this Agreement. Any agreement on the part of the party for any such extension, modification, waiver or amendment shall be validly and sufficiently authorized for the purpose of this Agreement if authorized by proper officers of such party.

9.6  Representations/Warranties.  There are no representations, warranties or
     --------------------------
     obligations of any kind made in connection with the transactions contemplated hereby other than those expressed in this Agreement. It is expressly understood and agreed that BUYER and SELLER, and their respective affiliates, officers and/or agents, have not made any warranty or agreement, express or implied, except as are herein expressly incorporated, as to the tax consequences of this transaction or the tax consequences of any transaction pursuant to or arising out of this Agreement.

9.7  Assignment.  No party hereto may assign its rights or delegate its
     ----------
     responsibilities under this Agreement without the prior written consent of the other party hereto. The terms of this Agreement shall, however, be binding and legally enforceable against all successors and assigns, by law or otherwise, including upon dissolution or merger.

9.8  Remedies of BUYER.  SELLER agree that the Purchased Assets are unique and
     -----------------
     not otherwise readily available to BUYER. Accordingly, SELLER acknowledges that, in addition to all other remedies to which BUYER is entitled, BUYER shall have the right to enforce the terms of this Agreement by a decree of specific performance.

9.9  Notices.  All notices, requests, demands and other communications hereunder
     -------
     shall be in writing and shall be deemed to have been duly given when delivered in person to the respective address listed below, or when faxed to the respective address listed below, or two (2) business days after mailed by certified mail, postage prepaid, return receipt requested to the address listed below:

     If to BUYER:

                    ISE LABS, INC.
                    2095 Ringwood Avenue
                    San Jose, CA  95131

     with a copy to BUYER's counsel:

                    Warren Lazarow, Esq.
                    Brobeck, Phleger & Harrison LLP
                    2200 Geng Road
                    Palo Alto, CA  94403

     If to SELLER:

                    ALPHATEC USA, INC.
                    3600 Peterson Way
                    Santa Clara, CA 95054
                    Fax:  (408) 567-1111
                    Attention:  President

9.10  Attorneys' Fees.  If any action at law or in equity is necessary to
      ---------------
     enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled.

9.11  Cooperation and Records Retention. SELLER and BUYER shall (i) each provide
      ---------------------------------
      the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax return, statement, report, form or other document (hereinafter collectively a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, SELLER and BUYER shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. BUYER shall keep the original copies of the records at its facilities in California and elsewhere, if applicable, and, at SELLER's expense, shall provide copies of the Records to SELLER upon SELLER's request. SELLER shall provide BUYER with access to all of SELLER's books and records if BUYER requests them from time to time.

9.12  Section 338(h)(10) Election.
      ---------------------------

      9.12.1 SELLER shall, at the request of BUYER, join with BUYER in making a timely election under Section 338(h)(10) of the Code and any corresponding elections under state and local tax laws (collectively, the "Election") with respect to the acquisition of the DTS shares. BUYER and SELLER shall cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with Section 338(h)(10) of the Code or any successor provisions (and all corresponding state and local tax laws). BUYER and SELLER shall report the acquisition of the DTS shares pursuant to this Agreement consistent with the Election.

      9.12.2 In connection with the Election, within 90 days after Closing, BUYER shall provide to SELLER a schedule which sets forth the proposed allocation of the Purchase Price (and any deemed assumption of liabilities for Tax purposes) among the assets of DTS (the "Allocation Schedule"). Such allocations shall be made in accordance with Section 338(h)(10) of the Code and any applicable Treasury Regulations. The parties shall report the deemed sale of assets of

              DTS pursuant to the Election in a manner consistent with the Allocation Schedule.

9.13  Governing Law.  This Agreement shall be governed by and construed in
      -------------
      accordance with the laws of the State of California. The parties hereto consent and agree that the state and federal courts located within the State of California shall have exclusive jurisdiction over any dispute arising hereunder.

9.14  Equipment at Closing.  SELLER shall furnish an equipment list to BUYER by
      --------------------
      September 1, 1997. In the event that the equipment supplied at Closing is less than that set forth on the final equipment list at Closing, then BUYER shall be repaid the amount of the net book value of the equipment not supplied.

9.15  Purchase Price Escrow.  At BUYER's option, the purchase price may be held
      ---------------------
      in escrow with instructions to the escrow agent to discharge in order, the following indebtedness, liability or obligations of Alphatec USA or DTS:
      (i) to the extent not purchased or retired by BUYER pursuant to Section 5.2.6, all debts of SELLER owed to Silicon Valley Bank, Comercia/California and Comerica/International, (ii) all accounts payable--trade (excluding any accounts payable to affiliates) of DTS as of the Closing Date for the transaction, (iii) all accounts payable--trade (excluding any accounts payable to affiliates), short term capital lease, short term equipment loan, long term capital lease and long term equipment loan (excluding long term loan from affiliated entities), of Alphatec USA as of the Closing Date for the transaction, as reflected on the audited non-consolidated balance sheet of Alphatec USA as of such date, and (iv) all amounts due and owing to DTS employees under their profit sharing agreements as of the Closing Date for the proposed transaction.

9.16  Employee Benefits.  Prior to Closing, SELLER shall pay all accrued
      -----------------
      salaries and bonuses (including profit sharing) and accrued vacation amounts owed to all service providers of SELLER (including DTS).

      IN WITNESS WHEREOF, the parties hereto have caused their respective names to be hereunto subscribed as of the date and year first above written.

                                       ISE LABS, INC.


                                       By:    /s/ Saeed Malik
                                             -----------------------------
                                       Name:  Saeed Malik
                                             -----------------------------
                                       Title: President
                                             -----------------------------


                                       ALPHATEC USA, INC.
                                       for itself and on behalf of
                                       Digital Testing Services, Inc.


                                       By:    /s/ William H. Dana
                                             -----------------------------
                                       Name:  William H. Dana
                                             -----------------------------
                                       Title: Vice President
                                             -----------------------------

                                       By:    /s/ R G Grammer
                                             -----------------------------
                                       Name:  R G Grammer
                                             -----------------------------
                                       Title: President
                                             -----------------------------

                                  Exhibit 2.1

          The Registrant agrees to furnish supplementally a copy of any omitted Exhibits, Attachment and Schedules to the Commission upon request.